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The following is a transcript of a conference call held by Verisity Ltd. which took place on January 24, 2005:

VERISITY

Moderator: Charlie Alvarez

January 24, 2005

4:00 p.m. CT

Operator: Good day everyone, and thank you so much for holding. We’d like to invite you to today’s fourth quarter 2004 earnings conference call. And as a reminder, today’s call is being recorded. And now, at this time, for opening remarks and introductions I’d like to turn the conference over to Mr. Charlie Alvarez, Verisity’s Chief Financial Officer. Please go ahead, sir.

Charlie Alvarez: Thank you, and good afternoon. This is Charlie Alvarez and on behalf of the company, I’d like welcome you to Verisity’s fourth quarter 2004 earnings call. On today’s call, I will highlight the financial results for the December 2004 quarter and fiscal year 2004. Moshe Gavrielov, our CEO will follow with a discussion of the highlights of our operating performance and overall design environment. Then, I will finish with our outlook for the first quarter 2005. After that, we’ll be happy to take your questions.

As a reminder, this call is being Webcast, and recorded, and will be available for replay on our investor Web site page at www.verisity.com.

Before beginning my comments, I’ll read the following Safe Harbor Statement. During the course of this conference call we will be making forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially.

These forward-looking statements include, but are not limited to statements with the words like expect, believe, anticipate, continue to, may, potential, will or the negative of those terms. For a discussion of the relevant risks, please refer to the risk factor sections of our most recent SEC filings including the company’s Form 10-K filed on March 12th, 2004, and Form 10-Q, filed on November 8th, 2004. For a discussion of the factors and uncertainties relating to our pending merger with Cadence Design Systems Inc., which include the risks that the merger is subject to a number of conditions which may delay or prevent completion of the merger, please refer to the company’s public disclosures made in connection with the Axis acquisition and the Cadence merger, including, by not limited to, the company’s filings with the Securities and Exchange Commission and its news releases and its Webcast, which are available on its Website, again at www.verisity.com.

Additionally, during the course of this call, Moshe and I will be making reference to pro forma net income and loss, and net income loss per share that excludes certain non cash charges and merger related expenses and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they do exclude non cash charges relating to equity issuances, amortization of cash based deferred compensation and amortization of intangible assets; as well as merger related costs, all resulting from the acquisition of Axis Systems which was completed on February 9th, 2004 and as a result of the pending merger with Cadence.

For a more complete discussion of the nature of these pro forma items, please refer to our Form 8-K filed on April 22nd, 2004. Verisity provides these measurements in addition to GAAP financial results, because it believes they provide a more consistent basis for a comparison between quarters that is not influenced by certain non cash expenses, and therefore, provides a helpful alternative perspective to understanding Verisity’s underlying operational results. Further these pro forma measures are some of the primary measures that Verisity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP and the pro forma measures may not be comparable to information provided by other companies.

We’re are very pleased with the financial performance that we achieved in the fourth quarter. Bookings grew sequentially as we received orders we were expecting from our strategic customers. Revenues grew sequentially and exceeded the high end of our guidance which we provided on the last call. And continue to maintain a strong balance sheet, with about $54.5 million in cash and cash equivalents.

I will now review the highlights of the fourth quarter and fiscal year, which ended on December 31, 2004. On a GAAP basis, after effects of purchase accounting, we achieved revenue of $17.8 million, exceeding the high end of our guidance range. This was up 15 percent sequentially from the third quarter 2004. For the year, revenue grew 20 percent to a total of $58 million on the year. License revenue was $10.8 million in the fourth quarter, up 26 percent in the third quarter, and contributed about 61 percent to total revenue.

The fourth quarter maintenance revenue was $6.8 million, and revenue from other services was $206,000 and represented the balance of the revenue. Revenue in the fourth quarter for time based licenses accounted for 93 percent of license revenue. Time based license revenue was up was up 22 percent sequentially. On the year, the time based license revenue accounted for 94 percent of licensed revenue, up from 84 percent in 2003.

Existing customers accounted for approximately 97 percent of the revenue consistent with past quarters in our ratable model. Our bookings this quarter, again, increased sequentially and year-over-year. And as a result, our book to bill ratio, which is our book to revenue ratio was favorable. We reported gross margins of 88 percent on the quarter.

Operating expenses, excluding non cash charges were $15.6 million in the quarter. This expected increase in the fourth quarter expenses reflects the additional hires for the quarter, additional investment to integrate our product lines, plus associated costs associated with Sarbanes-Oxley requirements and merger related expenses associated with our pending merger with Cadence.

Non cash charges related to equity issuances, and amortization of cash based deferred compensation associated with the merger and the amortization of intangible assets decreased sequentially to approximately $2.5 million in the fourth quarter.

Other income and expense was an income of $261,000. And the effective tax rate for the fourth quarter was 27 percent. Our GAAP net loss for the quarter was $1.6 million or a loss of seven cents per basic share on basic shares outstanding of 23.6 million shares. Our non GAAP net profit for the quarter was $382,000 or two cents per full diluted share, based on the same 23.6 million fully diluted shares outstanding. This non GAAP income is based on GAAP revenue, and exceeded the guidance of net income of break even to a penny that we gave in our last call.

Turning to the balance sheet highlights, cash and cash equivalents were $54.5 million at the end of the fourth quarter. Accounts receivable at the end of December quarter increased to $30 million, primarily due to an increase of orders that closed towards the end of the quarter.

The average weighted days outstanding for the December end receivables was nine days, an improvement from 11 days in the third quarter, and well below our target of 30 days net payment terms. Traditional DSOs were 154 days at the end of December. Again, the DSOs are not a good metric for the health of our receivables due to the predominantly ratable revenue model. More importantly, the receivables continue to be very healthy, measured by their aging.

Total deferred revenue increased to $51.1 million at the end of December. This represents the billed or paid up portion of backlog that would be reported as revenues in subsequent quarters. Overall backlog, and deferred revenues increased sequentially and year-over-year. That completes the highlights of the December quarter and fiscal year 2004, and I will now turn the call over to Moshe for his comments.

Moshe Gavrielov: Thank you, Charlie, and good afternoon to you all. This is Moshe Gavrielov, CEO of Verisity. The fourth quarter of 2004 was an outstanding quarter, with excellent execution, demonstrated on all fronts of the new Verisity’s broad front end technology strategy.

The highlights include exceeding our revenue target, achieving $17.8 million thereby setting our second consecutive record quarter, growing our pro forma profitability to two cents per share; record bookings yielding an extremely positive book to revenue ratio, accompanied by the very significant expansion of both our backlog and deferred revenue; continued focus on our predominantly time based business model with over 90 percent of the Q4 bookings falling into this category; significant expansion reorders and renewals from our key semiconductor systems and star IP customers, both our hardware and software VPA product lines, all in highly competitive situations; ongoing successful adoption by our key customers of the new products which we released for full customer shipment during the previous quarters, including vManager, SpeXsim, our Xtreme Server hardware VPA platform.

In the fourth quarter, Verisity continued it’s momentum at both the major and the mid-sized semiconductor companies. This was driven by very significant deals struck with five of the top 20 worldwide semiconductor players, thereby considerably increasing their investment in our solutions.

Additional substantial orders were received from numerous medium-sized semiconductor companies that target both the consumer and communication segments. The resulting percentage of revenue contributed by the semiconductor sector was approximately 51 percent.

On the system side, significant orders and multi year agreements came from leading customers from all three major geographies. Generally speaking, we continue to see very encouraging activity in this market. The overall percentage of Q4 revenue contributed by the system sector was approximately 40 percent. In addition, we received substantial orders from three leading participants in the star IP marketplace. Revenue from smaller customers, which includes the IP companies came in at just under 10 percent in total in Q4.

Continuing what has now become a clear trend, several of these orders from the key customers in all three categories constituted the expansion and extension of longer term multi year purchases. This trend clearly highlights our customer’s increasing commitment to our leadership technology. This was very evident in the Gartner Dataquest results released in December 2004, which indicated significant market momentum in both the major hardware and software product categories in which Verisity participates.

During 2004, the license count of our flagship Specman Elite and related products grew, again, at 17 out of our top 24 accounts. This is very much inline with our past experience and met the expectations we had set at the beginning of the year, that expanded license renewals and growth will occur primarily in the second half of 2004.

In terms of the industry environment, we continue to see encouraging activity in the overall design realm and the scope of projects being pursued by our customers. This was true in all of our major geographic markets, including both North America, and our international markets.

Nonetheless, development budgets continue to be scrutinized very carefully, and we expect this climate of ongoing caution to continue in to 2005. Not withstanding these statements, we absolutely expect to achieve record revenues driven by our extremely strong 2004 bookings in Q1 of 2005.

On the technology front, the new Verisity’s expanded product offering is compromised of three highly synergistic product lines. The first is an expansion of our industry leading software VPA product line. This includes the newest versions of Specman Elite and eVCs.

The rapidly increasing commercial success, market proliferation and demonstrated value of these established products have been further augmented by our new and unique vManager product. vManager provides the means to automate the tasks of planning for verification process, effectively deploying hundreds of parallel simulations to implement it, analyzing the resulting failures, and generating useful reports.

While it has still only just completed its second quarter of its commercial lifecycle, it has already translated into numerous multi-license customer purchases. Another manifestation of this success is that two of our largest semiconductor customers committed to tens of licenses in their first ever purchase orders of the vManager product.

In parallel, the second product line is compromised of our hardware VPA product. Our flagship, Xtreme Server product, just announced in May of this year, continues to roll through an immensely successful market introduction.

It has clearly exceeded our expectations, and continues to delivery numerous competitive wins, resulting in numerous sales to our leading platform customers. We’re delighted with the results to date, and are totally committed to continue to invest heavily in the expansion of our hardware VPA platform business both on the R&D and the field fronts.

Even greater future growth potential for the new Verisity continues to come from solutions that combine the most advanced technologies, both the software and hardware VPA product lines. SpeXsim which is the first of these integrated products, continues to hit all of its key targets.

This pertains to its competitive performance, true multi-language support for Verilog, VDHL, SystemC and e compatibility and ease of use. As a result, at what is a very early point in its product life, it has already resulted in sales to several key customers and we have numerous additional ongoing evaluations.

To summarize, Verisity exited 2004 with a bang. On the financial front, Q4 was our second successive record revenue quarter. It was characterized by significant improvement in all of the key financial parameters, revenue, bookings, book to build ratio, backlog, et cetera.

On the technology front, we invested heavily during the entire year, both in developing the numerous new products to be released to our key customers through the end of the year, and in adding significant functionality to our current product. These new offerings received very positive customer reviews, which have generated very significant wins, and are helping drive our revenue growth momentum as they shipped in the second half of 2004 as planned.

As we enter 2005, we’re truly in the best competitive technological position in the company’s history with a very vibrant product line. The Axis Systems acquisition consummated in February of 2004, has fueled this resurging growth. The new Verisity is successfully addressing a $1 billion plus target market with the most comprehensive industry leading software and hardware VPA technology.

Lastly, we at Verisity are very excited about our merger with Cadence Design Systems, which was announced on January 12th, 2005. Verisity will be acquired for $12 per share, a cash transaction subject to approval by Verisity’s shareholders, regulatory bodies, and customary closing conditions. This merger will greatly accelerate both companies abilities to deliver what our customers are demanding today, the best verification process automation solution on a unified multi language infrastructure that spans simulation, acceleration and emulation.

Personally, I am very enthusiastic about Verisity’s future with Cadence. I look forward to providing our customers with the verification solutions required to achieve ever higher levels of productivity, quality and predictability. I’ll now hand it back to Charlie to provide our projections for the first quarter of 2005.

Charlie Alvarez: Thank you, Moshe. First, I will reiterate our earlier cautionary statements, about the uncertainties we face with respect to forward-looking statements we make in this call, as well as the outcome of our operations relative to those forward-looking statements. We cannot assure you that our results will be consistent with these statements due to a number of factors. Please refer to our recently filed Form 10-Ks and 10-Qs, for a more detailed explanation of the risks we face. We do not plan to update, confirm or change this guidance until our next earnings conference call, except by press release and in the case of material events. This is consistent with Reg FD.

I will now move to a summary of our outlook for the first quarter 2005. In Q4, the demand for our VPA platform solutions was very strong, and as a result, achieved record backlog as we begin the first quarter of 2005. We remain committed to our ratable revenue model, with time based licenses contributing 93 and 99 percent of the fourth quarter license revenue and bookings respectively. With the last five quarters at greater than 90 percent time based bookings to total license bookings, we have very good visibility entering the first quarter.

We expect revenue for the first quarter 2005 to be approximately $17.8 to $18.2 million, up sequentially between flat and two percent. The target gross margin for the first quarter is between 88 and 89 percent. We expect operating expenses, excluding non cash charges to remain about the same as in the December quarter 2004. The distribution of these expenses by function, R&D, and SG&A to be about approximately in the same proportions as in the actual results for the fourth quarter in 2004.

Non cash charges related to equity issuances, amortization of non-cash based compensation associated with the merger, and amortization of intangibles are expected to be approximately $2.3 million in the first quarter 2005. We expect other income and expenses to be net income of approximately $150,000 in the quarter.

And we’re using an effective tax rate for forecast purposes of actually negative 10 percent in the first quarter. We expect the basic weighted average shares outstanding in the first quarter for earnings and loss per share purposes to be about 23.8 million shares. And we expect the fully diluted outstanding shares to be about 24.6 million shares in the first quarter.

And I’d like to go back and correct too the fully diluted shares outstanding for the fourth quarter calculation which were actually 24.5 million shares. I said 23.6, but the fully diluted for the fourth quarter 24.5. This foregoing guidance, should yield GAAP loss per share of about six to seven cents per share, and a pro forma income per share, between two and three cents per share in the first quarter.

In summary, we are very pleased with our financial results. We’re delivering on our product roadmap, and further strengthening our competitive position as the front end provider of leading VPA solutions. This concludes our comments regarding our financials. Please understand that we are very limited on what we can discuss in regards to the merger with Cadence. For detailed information, please refer to the merger agreement filed on January 13th. We will not be able to answer questions with regard to the status and timing of filings and regulatory conditions. At this time, I will open up the lines for Q&A.

Operator: Thank you, gentlemen. The question-and-answer session will be conducted electronically. If you would like to ask a question, please press the star key followed by the digit one. Again, that’s star one to ask a question. The first question coming from Tim Fox with Deutsche Bank.

Tim Fox: Hi, thank you. Good afternoon, guys. The first question, Charlie, could you just run us through the DSO issue. I know this has happened in the past before, but could you just remind us, why that occurs, and why in your view the significance of that is less important than the aging of the receivables?

Charlie Alvarez: Well with the ratable model we had just about all of the bookings in the quarter will result in future revenues. They’re not related to revenues in the quarter, as you might have with a perpetual model or a hardware model where the bookings – there’s a lot of turns business in the quarter.

There was virtually almost no turns business. So we had a large strong bookings quarter, as Moshe mentioned, and a lot of that business closed right at the end. So there were very current receivables and there were just began aging at the end of the quarter, and don’t really relate to the actual revenues reported in the quarter.

So when we’re growing like that, the bookings are growing, resulting in the larger receivables, and the revenues just don’t match there. And you’ll get these strange DSO results. So that’s why I’ve always used this weighted days outstanding.

I think, a better measure of the aging of the receivables and the collectability of their receivables. And the aging was very, very healthy with probably about 95 percent not due at the time of the end of the quarter.

Tim Fox: OK. And you expect DSOs to tick back down I imagine, in Q1?

Charlie Alvarez: Yes. Absolutely.

Tim Fox: OK. Just one other quick one on guidance, you suggested a tax, it sounds like a tax benefit, a negative 10 percent, can you explain?

Charlie Alvarez: Actually we’ve used up any sort of tax benefits we had with respect to the Axis merger. And with the Verisity piece, we have a modest tax provision. And so overall, we will be showing a provision for taxes, a small provision for taxes, not withstanding the fact that there will be GAAP losses.

And so it’s going to look a little strange, so that’s why I said a negative 10 percent, just looking at the income before tax that would derive from the guidance we gave there. There will be a small charge, a tax charge while the profit before tax will be a negative number.

Tim Fox: Got it OK. Could you talk a little bit about, maybe Moshe, about the pricing environment. I know in the past, you never really competed on price per se on the specs and products. But more broadly, now that you have some hardware mixed in, we’ve heard from the channel that the pricing is getting pretty aggressive with some competitors. I’m wondering what you’re seeing on that part?

Moshe Gavrielov: Well generally, we’re seeing more of the same. There’s a lot of competition in all of the product areas. And we definitely continue to sell based on value. Having said that, we’re not immune to these pressures. And we see them everywhere. You know it’s been like that for a long time, and evidently it’s one of the forces of nature.

Tim Fox: OK. Very good, thank you.

Moshe Gavrielov: Thank you.

Operator: Next, from Needham & Company, we have Rich Valera.

Rich Valera: Thank you. Charlie with respect to your gross margin guidance, any particular reason why the gross margin is expected to down tick in the first quarter?

Charlie Alvarez: No, I think it’s been consistently right about that. We were at 88 percent in the fourth quarter, and we guided 88 and 89 percent in that first quarter.

Rich	Valera: So that’s the GAAP gross margin, OK. Great.

Charlie Alvarez: Yes, that’s the GAAP gross margin I’m talking about. There will be some cost in there, amortization of step up that does get pro forma’d out.

Rich Valera: Right. And in terms of the tax rate, how should we think of that beyond the first quarter? Are you willing to talk about taxes beyond the first quarter? Do you think you’ll move up to some sort of normalized rate at some point here?

Charlie Alvarez: It’s a little early to tell, but I think, it will have the same sort of profile as in the first quarter – that’s all I know at this juncture.

Rich	Valera: OK.

Charlie	Alvarez: We’re studying that.

Rich Valera: Got you. And in terms of the competitive dynamics in the field, which Moshe alluded to, I think in your prepared comments, Moshe, you mentioned that you won several major, I think, sort of increases with large customers in several competitive situations.

Can you describe, maybe your – I don’t know if you can describe your hit rate, or your, the competitive dynamics, especially as it relates to your largest competitor in the test bench automation area?

Moshe Gavrielov: I actually see that we continue to win market share from them. I think that is clearly indicated in the Dataquest number, that for four or five years, they’ve been dropping roughly 10 percent a year. You can only continue doing that for a certain period of time.

But, you know, we continue to win. The customers see the value, and at best there is some potential pressures, but for people who are designing leading edge complex devices, our products are second to none. Our customers absolutely acknowledge that. Most of them are prepared to pay for it too.

Rich Valera: That’s a good thing. OK, thanks, guys.

Operator: Next, we have Raj Seth with SG Cowen.

Raj Seth: Hi, thank you. First off, Moshe, and Charlie congratulations on a nice quarter and congratulations on the merger. I’m not sure how much you can say, but Moshe can you comment at all on how, I know you’re going to be reporting into Fister but how Verisity organizationally will be integrated into Cadence. Will it be a standalone, or will it be integrated in underneath one of the other product groups.

Moshe Gavrielov: All of those details at this point are not publicly, and not open to discussion. But as time goes on, I’m sure all of this will become clearer.

Raj Seth: OK. Let me try one more, if you decided hypothetically that you wanted to integrate with the Cadence simulator, instead of the one that you’ve been working on with Axis, how big a job is that?

Moshe Gavrielov: Well, as part of our modus operandi we have to operate with all of the viable commercial simulators be they from Cadence, Mentor or Synopsis. That’s something we’ve had to do from day one and our customers absolutely insist that we continue doing.

As such, I don’t see a tremendous challenge in continuing to operate very closely with any of those. And definitely, if you’re under the confines in the walls of the same company, you would assume that that should be easier rather than more difficult.

Raj Seth: OK. And finally, can you talk a little bit about your view on where design starts are and where they’re headed, what you’re seeing, where the areas of growth are, and what you think is happening when design starts at the high end?

Moshe Gavrielov: Well we continue to see a very robust design environment and the customers are out there coming up with competitive products. This is very different, even though the budgets continue to be watched very carefully.

This is very different from the atmosphere of a year or a year-and-a-half ago where it appeared that customers were mostly in to cutting the number of designs, and rationalizing what they’re doing. I think they’re largely beyond that. And they’re busy doing their work and trying to come up with competitive solutions.

So I would say it’s a challenging environment, but it’s not what it was, you know, a year or two ago, where in reality a lot of customers were just trying to figure out which programs to do, and which programs not to do. I think, by and large they’re not at that point now.

Raj Seth: Right. Any sense for what it would take? Is it simply just an improvement in their businesses for your customers to open their pocket books to new NDA products a little bit more forcefully than they have in the recent past? Is it simply a function of how their businesses are doing? Is it a function of where we are in technology transitions or what will drive that?

Moshe	Gavrielov: I think it’s, at this point, back to being driven by technology transition or increased complexity. I think the straddled back as far as they can on the investments, and they realized that. And they’re by and large continuing to grow their investment in R&D, albeit quite cautiously. You know, I think if you have the solutions, you get the business. We have the solutions. We got the business.

Raj Seth: Great. Congratulations again.

Moshe Gavrielov: Thank you.

Operator: Next with RBC Capital Markets, we have Garo Toomajanian.

Garo Toomajanian: Thanks. A couple of questions on bookings. It looks like book to bill was very favorable. Charlie, you just described it as favorable. Moshe, I think, in your comments said extremely positive. Was product book to bill, in fact, over two?

Charlie Alvarez: You know we don’t answer that, but it was – I’ll move over to Moshe’s comment, extremely favorable.

Garo Toomajanian: OK. And sort of related to that, you upped your queue on revenue guidance. You said backlog is pretty strong. Do you have a sense of what percentage of your Q1 revenue would come from backlog?

Charlie Alvarez: It’s predominantly going to come from backlog. As you know, we’ve been quite conservative in our projections this year because of just the very ratable nature of the model, so we expect very little to come from turns has been our experience. So we have pretty solid visibility in to the number.

Garo Toomajanian: So we could probably, again, see 90 plus percent revenue from TBLs, then?

Charlie Alvarez: Yes, the bookings continue to be in that respect, so that’s how the backlog would look.

Garo Toomajanian: Last quarter, you said that you would be providing ‘05 guidance in this call, and I’m guessing that because of the Cadence acquisition you’re not, but if we were to look at sort of revenue growth this year, do you think that revenue growth in ‘05 could be similar to what it was in ‘04, and maybe better?

Charlie Alvarez: Well we’re not making projections for ‘05. And you have to sort of be careful too, you know, in the GAAP versus of the pro forma sort of thing because we started in a hole with the purchase accounting and that sort of abates.

So I’d be cautious about that. But that’s the only kind of thing I’d be careful about. And I’m not going to give you any more guidance than that. Obviously with the Cadence merger, you’re correct that does make it more prudent, I think, to just look at things at one quarter at a time.

Garo Toomajanian: OK. I don’t know I should ask this, then, do you know if you will be doing another quarterly call. I guess we’ll see where the merger goes then?

Charlie Alvarez: Well, you know, we continue to manage the business separately and we have all of the same reporting requirements. So it depends on the close. I would not, speculating on exactly a specific time for the closure, but if it closes a little later we will certainly have another call if the time is appropriate.

Garo Toomajanian: OK. That’s fine. And what was cash flow in the quarter?

Charlie Alvarez: The cash flow was actually an outflow of about a million-and-a-half from operating activities. We expect that to turn quite a bit in the first quarter. The $30 million in receivables will be collectable within the quarter. So we should have a very strong cash collection quarter in Q1 and will offset the usage of cash in the fourth quarter. So it’s just really kind of a timing thing, just collecting the bookings.

Garo Toomajanian: OK. And lastly, can you maybe qualitatively talk about the relative bookings on Axis product, and combined products, versus the Verisity products? I’m trying to get a sense of if Axis products picked up considerably at the end of the year? And really how much of kind of bookings upside we can attribute to Axis being in the mix?

Moshe Gavrielov: I think everything picked up considerably at the end of the year. And that includes the hardware VPA products, too. So it was good across the board and we were very, very, very pleased with those results.

Garo Toomajanian: And was that pick up at the end of the year based on license renewals? Or was there some other factors that came in also?

Moshe Gavrielov: It was new additional business at our existing customers. And some of it was new deals. When we came to the end of a three year deal, we had totally new three year deals which were much larger than the baseline of the old deals. And some of them were just expansion of existing deals where the customers committed to additional technology while they were still part of an existing deal.

But they saw the need, and they saw the value, and they came in and definitely booked quite a lot of additional business. And on the hardware side, which has a different flavor, it was extension of some deals, and a lot of new hardware which was sold during the fourth quarter.

Garo Toomajanian: Super. Thank you.

Moshe Gavrielov: Sure.

Operator: And next with Wells Fargo Securities, we have Jennifer Jordan.

Jennifer Jordan: Yes, Moshe, quickly, again, on the competitive landscape, could you talk a little bit about if there’s specific areas or product areas where you’re being more successful, but against the competition than others?

Moshe Gavrielov: Well this quarter was so uniformly good that it’s very difficult to identify anything which was much better than the other areas. Both on the software side, and on the hardware side, I think we have a very compelling technological story, and an excellent track record in supporting our customers.

And both of those came through and resulted in larger bookings. So there’s nothing there. There are the new products. On the hardware side, it’s the Xtreme platform, Xtreme Server platform.

On the software side there was a lot of additional business, but the new product which is helping drive that is vManager which in and of itself is generating bookings, but is also enabling growth on the Specman Elite and the eVerification component side. So, in reality it was very uniform both across product lines, geographies, and market segments.

Jennifer Jordan: And then, so the other question that I have relates to Raj’s design start question and that is, as you’re looking at the design starts that your customers are working on, are you seeing a strong trend towards ?? And also, how about leading edge work at 65?

Moshe Gavrielov: Well, because we’re a front end company, technology is not tied to any specific semiconductor technology. But what we’re seeing and the way that manifests itself is in terms of the capacity of our products, and we’re definitely seeing both on the hardware side.

And on the software side, we’re seeing the customers have clearly moved up to a new level of complexity. And, on the hardware side, it manifested itself in terms of the number of boards they purchase on average, and that has gone up very significantly, even as each of those boards is higher capacity. So my feeling is that the customer’s are making the transition now to these more advanced technologies.

Jennifer Jordan: Great. Thank you, Moshe.

Moshe Gavrielov: Sure. Thank you.

Operator: Next, we have with Dennis Wassung, with Adams, Harkness.

Dennis Wassung: Thank you. Two questions for you guys. I guess, Moshe, you’re talking a lot about some of the new products and vManager. I’m curious if you can talk about quantitatively of how much maybe the bookings you saw in Q4 or for the year were coming from the newer products, you know, SpeXsim or vManager, some of the new eVC products. I think you had a target of about 20 percent of the total by the end of the year. I’m just curious how that panned out?

Moshe Gavrielov: I don’t have the numbers off the top of my head, but I would be surprised, if in the fourth quarter, we weren’t approaching that number. What we’re seeing from some of these products, like vManager is that they provide so much value that the customer’s actually come back and buy a lot more Specman Elite licenses.

So it has a double positive impact in terms of its revenue or bookings impact. But I think if you look on the software VPA side, all of the non Specman Elite bookings, I would assume we need to go back and verify this, that it’s probably approaching 20 percent that we talked about.

Dennis Wassung: OK. That’s helpful. And also, another question on sort of the environment. You’re obviously seeing some pretty strong results here, strong bookings. Have you really seen any positive change throughout 2004?

You talked, you know, a year, year-and-a-half ago, things were a lot of cancelled projects, and what not, and you haven’t seen that. But as there really been any positive change? Or really has it just been sort of more adoption of your products, or more of your products by your customers?

Moshe Gavrielov: Well I think what happens is our business definitely improved significantly throughout the year. And seasonally, Q1, in terms of bookings is never still a quarter. And there are some other reasons that make it that way, but it did improve throughout the year.

And I think, what happens is the customers are definitely getting on with doing their new designs. And for us targeting the more complex problems and being in reality that one solid solutions the customers can count on, I think, they came to us. And I think that highlights that they are working on these new designs and the level of activity and support is very high.

Dennis Wassung: Sort of, I guess, a follow on to that, when you’re looking at some of the strength you’re seeing, obviously a lot of bookings for us here for revenue growth. How much of this growth and interest, I guess, or just activity levels, you’re seeing would you attribute to people, I guess, or just to designers moving more to the system level and doing more work at that level? Obviously, you’ve done a lot of work in that area, with the new products. I’m just curious how much you’d attribute to that phenomenon?

Moshe Gavrielov: I think, definitely our newer products are targeted at enabling system level solutions both in terms of methodology and the approach we’re taking and the features in the product. So it is very possible that this does highlight that there is a transition in the customer base to design at a somewhat higher level of abstraction.

And generally verification needs to be done at all high levels of the hierarchy, but the toughest problems are when you get to the system level. And that’s our key sweet spot. So it may that we are aligned with that transition too.

Dennis Wassung: OK. A quick question for Charlie here. If you look at the deferred revenue growth on the balance sheet, in total was up 38 percent sequentially. And if you go back to last year’s Q4, it was up about 28 percent sequentially. How much of that deferred revenue growth is sort of services related or maintenance related?

Charlie Alvarez: It’s largely in the same proportions as the revenue. So it’s like 60 percent license, and a little in the way of services and the rest maintenance. So the maintenance is probably in the 35 percent range, something like that, 36 percent range, very similar to the revenue.

Because as you know, when we do the time based revenue allocation, we take the bookings and allocate based on a ratio of the license and maintenance to the list prices. So the consistent way we split up those numbers, and being predominantly time based it has that effect on the backlog and the deferred’s.

Dennis	Wassung: OK. That’s helpful. And I guess, last question to you guys, probably a little more sensitive question, but given sort of the record backlog, strong results, strong outlook you have for ‘05, what, I guess, went in to the decision that, you know, brings you to the merger with Cadence rather than going it alone?

Moshe Gavrielov: Well, you know, this is a financial decision which is made by the board. And when the board looked at the offer and considered the customer requirements, the continuity for the employees, and the ability to project the technology on an even broader platform, they felt that this was the right thing to do.

Dennis Wassung: OK. Thanks so much. Congratulations.

Moshe Gavrielov: Thank you.

Operator: Next, we have from JP Morgan, Sterling Auty.

Sterling Auty: Thanks. Charlie, did you say that you now have used up all of your NOLs or just the ones with Axis?

Charlie Alvarez: We’ve used them all from our perspective of the ability to use those.

Sterling Auty: OK. And then, usually, at the end of the year, you kind of give us an update in terms of what the installed seat count looks like. Could you provide that for us?

Moshe Gavrielov: OK. I think it’s across 20,000 licenses. And this is for Specman Elite.

Sterling Auty: OK. And any indication in terms of on the Axis side, maybe total installations?

Moshe Gavrielov: We don’t give that number. It’s too sensitive to provide. But it’s a significant number, and, you know, it’s inline with what you’d expect in these hardware platforms where you sell tens of them rather than thousands of them.

Sterling Auty: Right. And then, at the analyst day, you talked about SpeXsim being in beta, and over 20 evaluations. You gave a little color of it earlier, but again, can you give us an idea of how many of those converted? You know, how many are ongoing? What – just a little bit more color around SpeXsim.

Moshe Gavrielov: OK. So without going in to full detail, we’re very pleased with what has happened there. We had one announced customer at the end of the previous quarter. We now have numerous customers, and that’s not two, that’s numerous. And we’re basically engaged in tens of additional evaluations. And we’re very pleased with the results we’re seeing.

Having said all of that, it’s the sort of product, where at this point you get your foot in the door, and the large revenue on bookings impact just takes a little longer, just due to the nature of it. And we’re pleased that we have our foot in the door now with these numerous customers, with what is starting to be a significant number of licenses but it’s just a drop in the bucket in terms of the future potential.

Sterling Auty: OK. I missed it, if you said it, I don’t think you’ve disclosed it, but given the competition and including, you know, the potential new parent company, can you give us an idea of what total backlog is at this point?

Charlie Alvarez: No, we don’t give that number. You know, we’ve never given the number out. We do measure our backlog more conservatively, differently than our peers out there, just taking a one year horizon on the financial backlog. It’s up considerably. I think the best to kind look at it is look at the deferred revenues as a pretty good proxy. That’s not all of the financial backlog but it’s a good proxy, and you can see how that grew.

Sterling Auty: OK. And then, last question is in terms of the new product road map, SpeXtreme, the systems viewport, some of the upcoming products, just an update on how those are progressing, and if there’s any change to the product roadmap?

Moshe Gavrielov: There really isn’t any change. We’re fully committed to these products. We think they’re super relevant in any incarnation we look at. They sold some very critical needs. SpeXtreme is a wonderful bridge between the software and hardware worlds which provides a nice path and a transition between those two.

And then, the viewport strategy is something which is targeted at the designers and we’re fully committed to delivering that in the future. And all of these products are being developed at very intense rate. And we intend to continue delivering them regardless.

Sterling Auty: OK. And I lied, one more question, and I’ll turn it over. What was the averaged duration, or the average length of deals?

Charlie Alvarez: That’s just next to impossible to sort of measure. As I said, we probably have customer numbers in the teens that have three year deals with us, but we don’t try to sell the customers all of the technology they’re going to need for three years. So what we see is, during the three year terms, they come back and they reorder more.

In earlier quarters, when bookings weren’t as strong, the demand wasn’t quite as strong, it probably took a little bit longer to renew somewhere on the 18 months or greater. What we’re seeing now is customers are coming back as early as a year after doing a new three year deal and ordering more licenses.

We also, in those three year deals offer pricing that will allow them to buy incremental licenses. So having said all of that, and the way we look at it is really to think about it our deals as being one year duration. We think of them – that’s the way we measured the backlogs I just suggested.

It’s just a one year horizon because of the way we try and sell. And so on average that’s what we think of, and we are seeing those three year deals getting renewed almost on the anniversary, maybe sometimes 12, 15 months out, but certainly sooner than before.

And Moshe alluded to that in terms of the strength of the bookings and the fourth quarter. There were some deals that went almost three years but primarily they were mostly deals where the customer’s just came back in the middle of a three year term, again on the earlier side of things. And renewed and added more licenses to the total license count.

Sterling	Auty: OK, great. Thank you.

Operator: And gentlemen, we have no further questions in our queue at this time.

Moshe Gavrielov: OK. So just to quickly summarize, I’m thrilled with the large opportunities that lie ahead of us. I’m convinced that we have assembled the right product portfolio to address them. The attraction of our new product adoption will continue to fuel the growth of our business, and able us to attack what is expected to be a $1 billion market opportunity in 2006. We appreciate your interest in Verisity’s business. We look forward to talking to you again at the Q1 earnings conference call. Thank you.

Operator: That does conclude today’s conference call. Thank you everyone for your participation.

END

Additional Information and Where to Find It

Verisity intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition. Shareholders of Verisity are urged to read the proxy statement and other relevant documents when they become available because they will contain important information about Verisity, Cadence and the proposed transaction. Shareholders of Verisity may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov and at Verisity’s website at www.verisity.com. In addition, shareholders of Verisity may obtain free copies of the proxy statement (when it becomes available) by writing to 331 East Evelyn Avenue, Mountain View, CA 94041, Attention: Investor Relations, or by emailing to bonnie@verisity.com.

Verisity and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in Verisity of its directors and executive officers is set forth in Verisity’s annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 12, 2004 and in Verisity’s proxy statement for its 2004 annual meeting of shareholders filed with the SEC on April 29, 2004. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, will be set forth in the proxy statement when it is filed with the SEC.

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